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                                   EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                          TIME FINANCIAL SERVICES, INC.


         The undersigned President and Secretary of Time Financial Services, Inc., a Nevada corporation (the "Corporation") does hereby certify that:

         The Board of Directors of said corporation at a meeting duly convened or pursuant to an action by unanimous written consent, adopted resolutions to amend the original Articles of Incorporation, as follows:

         RESOLVED:

         ARTICLE I is amended to change the name of the corporation to Interruption Television, Inc.

         ARTICLE IV of the Articles of Incorporation is hereby amended to read as follows:

         This Corporation shall have the authority to issue two classes of capital stock, the total of which shall be 50,100,000 shares. The classification an par value of 50,000,000 shares shall be common voting stock having a par value of $.001 each share, each share shall be entitled to the same dividend, liquidation and voting rights; the classification and par value of 100,000 shares shall be preferred stock with no par value each share. Said preferred stock may be issued form time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion, rights upon dissolution or liquidation, and with such designations or restrictions thereof as shall be determined by resolution adopted by the Board of Directors at the time such stock is issued without further approval of the shareholders.

         ARTICLE IV of the Company's Articles of Incorporation be amended by the addition of the following provision:

         Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split"), into a fraction thereof 1/3 of a share of a share of the Corporation's outstanding Common Stock, (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether on or more)

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representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed that value of one shares. If any New Certificate is to be issued in an name other than that in which the Old Certificates so surrendered shall be properly endorse and otherwise in proper form for transfer. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

         ARTICLES XI, XII, XIII AND XIV are hereby added to read as follows:

                                   ARTICLE XI

         "The Corporation herby waives and precludes the application of the anti-takeover provisions of Nevada Revised Statutes 78.378 to 78.3793"

                                   ARTICLE XII
                                 INDEMINFICATION

         Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative, is or was a director of officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be contract right, which may be enforced in any

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manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provisions of law, or otherwise, as well as their rights under this Article.

         Without limiting the application of the foregoing, the Board f Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not Corporation would have the power to indemnify such person.

         The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such person.

                                  ARTICLE XIII
                        ADOPTION AND AMENDMENT OF BYLAWS

         The initial Bylaws of the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

                                   ARTICLE XIV
                           LIMITATION OF LIABILITY OF
             DIRECTORS AND OFFICERS TO CORPORATION AND SHAREHOLDERS

         No director or officer shall be liable to the Corporation or any shareholder for damages for breach of fiduciary duty as a director or officer, except for any matters in respect of which such director or officer (a) shall be liable under Section 78.300 of the Nevada Revised Statutes or any amendment thereto or successor provision thereto; or (b) shall have acted or failed to act in a manner involving intentional misconduct, fraud, or a knowing violation of law. Neither the amendment nor repeal of this Article, nor adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal, or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Nevada law or its may be permitted in the future by changes or enactments in Nevada law, including without limitation Section 78.300 and/or Nevada Revised Statutes.
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         The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Article of Incorporation is 1,264,799 common shares that said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to voter thereon.

         Dated:  July 12, 2000

TIME FINANCIAL SERVICES, INC.


By: /s/ Phillip Lupama                                By: /s/ Michael Pope
    --------------------------                            ----------------------
    President                                             Secretary


STATE of California

COUNTY of Orange

         On July 12, 2000, before me, Susan L. Snider, a Notary Public in and for said state, personally appeared Phillip LaPuma and Michael Pope, personally known to me to be persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signature on the instrument the entity upon behalf of which the persons acted, executed the instrument.

         WITNESS my hand and official seal.

         My Commission expires:  9/13/2003


                                                  /s/ Susan L. Snider
                                                  ------------------------------
                                                  Notary Public, Susan L. Snider